SMITH BARNEY OREGON MUNICIPALS FUND
                          10f-3 REPORT
             September 1, 1997 through February 28, 1998


                                                  % o
                    Trade                    Par
Purchase       % of
Issuer                   Date    Selling Dealer         Amount
Price          Issue
Puerto Rico Infrastructure         11/21/97      Raymond James &
Assoc.     $1,175,000    $95.770        3.36%
 5.00% due 7/1/2028               J.P. Morgan
                             Paine Webber
                             Samuel Ramirez & Co.
                             Prudential Securities

Puerto Rico G.O.              1/15/98       Morgan Stanley
1,500,000  92.440        4.90A
 4.500% due 7/1/2023

Oregon State Department       2/13/98       Goldman Sachs
500,000    99.489        2.17
 4.750% due 4/1/2012

Puerto Rico Highway      2/27/98       Paine Webber
500,00    0     92.118        3.15B
 4.750% due 7/1/